Exhibit 4.12

December 31, 2018

To Whom It May Concern:

To ensure the cash flow requirements of the operation of Join Me Group (HK) Investment Company Limited (“JMU HK”) and Shanghai Zhongming Supply Chain Management Co., Ltd. (“Shanghai Zhongming”), the subsidiaries of JMU Limited (the “Company”), and Shanghai Zhongmin Supply Chain Co., Ltd. and its subsidiaries (the “VIE Entities”), controlled by the Company through variable interest entity agreements, are met and/or to set off any loss accrued during such operations until June 28, 2020, the undersigned, the Company, is obligated and hereby undertakes to provide unlimited financial support to the JMU HK, Shanghai Zhongming and the VIE Entities, to the extent permissible under the applicable PRC laws and regulations, whether or not any such operational loss is actually incurred. The form of financial will not request repayment of the loans or borrowings if the or its shareholders do not have sufficient funds or are unable to repay.

Please confirm receipt of this letter by returning a signed copy of this letter to the undersigned.

JMU Limited

/s/ Xiaoxia Zhu
Name: Xiaoxia Zhu
Title: Authorized Signatory